Exhibit 23.2

Consent of Independent Accounting Firm

 To the Directors of Inotiv, Inc.

We consent to the incorporation by reference in the Registration Statement (No. 333-253309) on Form S-3 and in the Registration Statements (Nos. 333-153734, 333-228747 and 333-237580) on Form S-8 of Inotiv, Inc. of our report dated March 22, 2021, relating to the financial statements of HistoTox Labs, Inc., appearing in the Form 8-K of Inotiv, Inc. to which this consent is included as an exhibit.

We also consent to the reference to our firm under the heading "Experts" in the prospectus which is part of such Registration Statement on Form S-3.

We have not audited or reviewed any financial statement of HistTox Labs, Inc. for any period subsequent to December 31, 2020. Therefore, we are unable to and do not express any opinion or assurance on the financial position, results of operations, or cash flows subsequent to December 31, 2020.

/s/ Soukup Bush & Associates, CPAs, P.C.

Fort Collins, Colorado

April 20, 2021